Exhibit 99.1

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FOR IMMEDIATE RELEASE
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Date:    October 2,  2003
-----------------------------------------------                   DREW
Contact: Leigh J. Abrams, President and CEO              INDUSTRIES INCORPORATED
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Phone:   (914) 428-9098    Fax:  (914) 428-4581
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E Mail:  Drew@drewindustries.com
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       Drew Industries' Better Bath Components/Kinro Composites Divisions
                   Presented with "The People's Choice Award"

WHITE PLAINS, New York, October 2, 2003 - Drew Industries Incorporated (AMEX:DW) today announced that the Better Bath Components/Kinro Composites divisions its Kinro, Inc. subsidiary have been awarded "The People's Choice Award" from the Society of Plastics Engineers (SPE) for excellence in thermoforming. This prestigious award was presented at the SPE dinner on September 16, 2003 at the Millennium Hotel in Cincinnati, Ohio.

Drew Industries, a White Plains, N.Y.-based supplier of RV and manufactured housing components, said its Waxahachie, Texas-based division won the award for thermoforming a boat deck and hull displayed as part of an 18.5' Four Winns Horizon 180 watercraft manufactured by Genmar. The award was granted in the Parts Competition and Showcase at the SPE National Thermoforming Show. The competition is open to thermoformers world-wide, and "The People's Choice Award" is based on a vote of all show attendees.

"The People's Choice Award confirms that the technical thermoforming skills of the Better Bath Components/Kinro Composites team are at an elite level," said Kinro President and CEO David Webster. "We are honored to be the recipient of the award, especially since it comes from our peers within the plastics industry."

The new process used to produce the products displayed at the Show is the result of the research and development efforts of Genmar, G.E. Plastics, Spartech Plastics, and Better Bath Components/Kinro Composites. The process incorporates a thermoplastic shell using Spartech WeatherPro G (tm).

This new process combines the high gloss and durability of thermoplastics with the strength of composites. Better Bath Components/Kinro Composites' ability to thermoform a boat deck and hull - both very large, intricate parts - was recognized as truly unique by the thermoforming industry.

At the present time, Genmar has not awarded a contract to Better Bath Components/Kinro Composites for thermoforming Genmar's boat decks and hulls.

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Drew Industries / Page 2

About Drew Industries

Drew, through its wholly-owned subsidiaries, Kinro, Inc. and Lippert Components, Inc., supplies a broad array of components for RVs and manufactured homes. Manufactured products include aluminum and vinyl windows and screens, doors, chassis, chassis parts, chassis slide-out systems, and bath and shower units. From 40 factories located throughout the United States and one factory in Canada, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

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